COVERED INSURED RIDER


WE WILL PAY the rider Death Benefit to the Beneficiary named to receive payment upon receipt of due proof of a Covered Insured's death. Death of a Covered Insured must occur while this rider is in force.

The Covered Insured is any person who is named in the application and is approved by Us.

If the cost of insurance and expense charges for the Policy and the monthly rider charges are paid when due, term insurance equal to the rider Death Benefit for a Covered Insured will be in force for a period ending on the earlier of these dates: (1) the Policy Anniversary nearest that Covered Insured's 75th birthday; or (2) the date this rider terminates.

                                   BENEFICIARY

Beneficiary Designation - The Beneficiary for each Covered Insured is as stated in the application for this rider, unless later changed.

Change of Beneficiary - You may change the Beneficiary at any time during the lifetime of the Primary Insured by sending an Authorized Request to Our Service Center. When acknowledged in writing by Us, the change will take effect on the date the notice was signed. We will not be liable for payment made or action taken before the notice was acknowledged.

                                  THE CONTRACT

Consideration - The monthly rider charge for this rider and the period during which these charges are payable are shown on the Policy Schedule. The consideration for issuing this rider is the application and payment of the first monthly rider charge.

This rider is made a part of the Policy to which it is attached. The provisions and conditions of the Policy apply to this rider, except as otherwise stated.

Amount of Rider Benefit - The amount of rider Death Benefit for each Covered Insured is shown on the Policy Schedule. The amount of rider Death Benefit may vary for each Covered Insured, but the amount of Death Benefit for any one Covered Insured cannot be greater than the Specified Amount for the Primary Insured.

Effective Date - The effective date of this rider will be as stated below, provided it is accepted by You and the first monthly rider charge has been paid while the health of all persons proposed for coverage is as stated in the application.

     1. The effective date of the Policy will be the effective date for all coverage as requested in the original application.

     2. If this rider is requested for any person after the Policy Date, Evidence of Insurability will be required. The effective date of coverage under this rider will be the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory for such Covered Insured.

Guaranteed Values - This rider has no Accumulation Value or loan value.

Incontestability - Except for nonpayment of the monthly rider charges, this rider will not be contestable as to any Covered Insured after it has been in force during such person's lifetime for two years from the date that person became insured.

Any increase in rider Death Benefit effective after the effective date will not be contestable as to the increase after such increase has been in force for two years during the Covered Insured's lifetime.

Suicide - Suicide, while sane or insane, of any Covered Insured within two years from the effective date of that person's coverage under this rider will limit the benefit payable to the total monthly rider charges for that Covered Insured.

Suicide, while sane or insane, of any Covered Insured within two years from the effective date of any increase in rider Death Benefit will limit the benefit payable for such increase to the total monthly rider charges paid for the cost of such increase in coverage.

Age; Sex - If the age or sex of any Covered Insured as stated in the application is not correct, any amounts payable will be adjusted. If the age or sex is not correct, the Death Benefit will be adjusted to that which would be purchased by the most recent rider charge at the correct age and sex.

Waiver of Monthly Deductions - Any provision of the Policy for waiver of monthly deductions applies to the payment of the monthly rider charges for this rider. The waiver benefit for this rider will terminate, however, on the date of conversion if this rider is converted under the Conversion Option provision.

                                  RIDER CHARGES

Payment - Amounts needed to pay the monthly rider charges for this rider will be withdrawn from the Accumulation Value of the Policy.

Cost of Insurance - The monthly rider charge for each Covered Insured is as stated in the Policy Schedule.

Adjustment at Death - Upon the death of any Covered Insured, any monthly rider charges made to pay for coverage for that Covered Insured under this rider beyond the date of death of such Covered Insured will be returned to You.

                          CHANGES IN EXISTING COVERAGE

Upon Your written request, the amount of rider Death Benefit for each Covered Insured may be changed, subject to these conditions:

     1. An application with Evidence of Insurability satisfactory to Us must be submitted for any increase in rider Death Benefit. Any increase will be subject to Our minimum allowable increase requirements in effect at the time of the increase. The increase in rider Death Benefit will be effective on the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory. The monthly rider charge for the increase in the rider Death Benefit amount will be deducted from the Accumulation Value on the effective date of the increase and every Monthly Anniversary Day thereafter.

     2. Any decrease in rider Death Benefit will be effective on the first Monthly Anniversary Day that falls on or next follows the date of receipt of the request. Any decrease will reduce the rider Death Benefit in the following order:

         (a) rider Death Benefit provided by the most recent increase;
         (b) the next most recent increases successively; and
         (c) the initial amount of rider Death Benefit as stated in the application.

         The amount of rider Death Benefit may not be decreased to less than the minimum amount allowed by Us for this rider.

                                   TERMINATION

This rider will terminate on the earliest of these dates:

     1. the Policy Anniversary nearest the younger Covered Insured's 75th birthday;
     2. the end of the grace period;
     3. the date the Policy terminates;
     4. the date all coverage for the last Covered Insured under this rider is converted to a new Policy;
     5. the first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider; or
     6. the original maturity date.

                                CONVERSION OPTION

Conversion Period - Coverage on any Covered Insured may be converted to a fixed (non-variable) permanent life or endowment Policy (except joint or family life):
(a) by You while coverage for a Covered Insured under this rider is in force; or
(b) by the Covered Insured, if not previously requested by You and if the Covered Insured's coverage under this rider terminates. Conversion must be requested by the Covered Insured within 31 days after termination of coverage under this rider.

The conversion period for each Covered Insured terminates on the Policy Anniversary nearest that Covered Insured's 70th birthday.

Conditions for Conversion - Coverage may be exchanged during the conversion period subject to these conditions:

     1. Coverage under this rider for the Covered Insured will terminate on the date of conversion.

     2. If death of the Covered Insured occurs during the conversion period but before the effective date of the new Policy, the Death Benefit will be paid as if the death had occurred while insured under this rider.

     3. Proper written request for the new Policy with payment of the first Premium must be made within the conversion period. The Policy Date of the new Policy will be the next Monthly Anniversary Day following the request and payment of Premium, but it will take effect only if the person to be insured is living on that date.

     4. The amount of insurance of the new Policy may not exceed the Covered Insured's amount of Death Benefit under this rider.

     5. The new Policy will be in the same rate class as for the Covered Insured under this rider.

     6. The new Policy will be subject to Our minimum Policy requirements in effect at the time of conversion.

     7. The new Policy will be issued at the attained Age on the date of conversion, on the forms and at the rates in use by Us on that date.

     8. Additional riders will be issued with the new Policy only with Our consent, and subject to Our requirements.



                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                    Secretary


VL76                                                                     (9/02)